Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FOURTH QUARTER & FULL YEAR 2018 RESULTS

Newport Beach, CA – March 11, 2019 – American Vanguard Corporation (NYSE: AVD) today announced financial results for the fourth quarter and full year ended December 31, 2018.

Fiscal 2018 Fourth Quarter Financial Highlights – versus Fiscal 2017 Fourth Quarter:

•	Net sales were $131 million, compared to $116 million in 2017, an increase of 13%

•	Operating income was $11.4 million in 2018, compared to $8.4 million in 2017, an increase of 33%

•	Net income was $7.4 million in 2018, compared to $8.4 million in 2017 (which included a one-time $3.4 million tax benefit)

•	Earnings per diluted share of $0.25 in 2018, compared to $0.28 in 2017 (which included a one-time tax benefit of approximately $0.11)

•	EBITDA[1] of $16.6 million in 2018, compared to $14.6 million in 2017

Fiscal 2018 Financial Highlights – versus Fiscal 2017:

•	Net sales were $454 million in 2018, compared to $355 million in 2017, an increase of 28%

•	Operating income was $39 million in 2018, compared to $26.8 million in 2017, an increase of 46%

•	Net income was $24.2 million in 2018, compared to $20.3 million in 2017 (which included a one-time $3.4 million tax benefit)

•	Earnings per diluted share of $0.81 in 2018, compared to $0.68 in 2017 (which included a one-time tax benefit of approximately $0.11)

•	EBITDA of $61.1 million in 2018, compared to $48.8 million in 2017

Financial Note: Fourth Quarter 2017 and Full-Year 2017 Net Income and Earnings per share includes a one-time tax benefit gained by the Company upon the enactment of the Tax Cut and Jobs Act on December 22, 2017. The effect on 2017 was an increase of $3.4 million in Net income for both the quarter and full year periods. This amounts to an earnings per share adjustment of $0.11 for the same periods.

Eric Wintemute, Chairman and CEO of American Vanguard, stated: “Our 46% improvement in operating income was driven by both our existing businesses (approximately one third) and the new products and businesses acquired during the second half of 2017 (approximately two thirds). These acquisitions broadened and diversified our product portfolio and expanded the footprint of our international business, which now constitutes one-third of our consolidated revenue. All of these assets were purchased at attractive investment values, leaving us with ample borrowing capacity to pursue additional acquisitions in 2019 and beyond.”

[1]

Earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.

Mr. Wintemute continued: “Our full-year gross profit margin remained strong at 40%, and we experienced outstanding factory utilization with under absorption costs down about $11 million year-over-year. Net income rose 19% for the full year, and, if adjusted for the $3.4 million one-time tax benefit recorded in 2017, it would have been 43%. During the same period, EBITDA2 increased by 25%.”

Mr. Wintemute concluded: “Late last year, during a period of overall equity market volatility, the Board of Directors authorized a share repurchase program, under which we have repurchased approximately $10 million in company common stock. We believe this has served to enhance stock price stability, while reversing dilution from past equity grants. With a full year’s experience in integrating our new businesses, our outlook for 2019 remains positive. Despite early season wet weather conditions in the US, we expect our global revenues for 2019 will exceed $500 million, our gross profit margins should remain in the 38% to 40% range, and our operating expenses are targeted at 31% of sales. We look forward toward giving you a more detailed presentation on the 2018 year during our upcoming earnings call.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele, EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results and strategic themes…at 4:30 pm ET on March 11, 2019. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact: American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	Investor Representative The Equity Group Inc. www.theequitygroup.com Lena Cati Lcati@equityny.com

[2]

The Company believes that the use of EBITDA is useful to investors in that it is one of the primary bases upon which borrowing capacity is calculated under the Company’s senior credit facility, it gives investors a sense of the Company’s financial conditions and results of operation without giving effect to the cost of increased acquisition activity in 2017 and it is commonly used by investors and others as a basis for supporting overall business valuations. Nevertheless, investors should not consider EBITDA in isolation or a substitute for analysis of the Company’s results as reported in accordance with GAAP.

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017

(In thousands, except share data)

(Unaudited)

	2018	2017
Assets
Current assets:
Cash and cash equivalents	$6,168	$11,337
Receivables:
Trade, net of allowance for doubtful accounts of $1,263 and $46, respectively	123,320	102,534
Other	10,709	7,071

	134,029	109,605

Inventories, net	159,895	123,124
Prepaid expenses	10,096	10,817

Total current assets	310,188	254,883
Property, plant and equipment, net	49,252	49,321
Intangible assets, net of applicable amortization	186,583	180,950
Goodwill	25,790	22,184
Other assets	21,774	28,254

Total assets	$593,587	$535,592

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of other liabilities	$1,609	$5,395
Accounts payable	66,535	53,748
Deferred revenue	20,043	14,574
Accrued program costs	37,349	39,054
Accrued expenses and other payables	15,962	12,061
Income taxes payable	4,030	1,370

Total current liabilities	145,528	126,202
Long-term debt	96,671	77,486
Other liabilities, excluding current installments	6,795	10,306
Deferred income tax liabilities, net	15,363	16,284

Total liabilities	264,357	230,278

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 32,752,827 shares in 2018 and 32,241,866 shares in 2017	3,276	3,225
Additional paid-in capital	83,177	75,658
Accumulated other comprehensive loss	(4,507)	(4,507)
Retained earnings	262,840	238,953

	344,786	313,329
Less treasury stock at cost, 2,902,992 shares in 2018 and 2,450,634 shares in 2017	(15,556)	(8,269)

American Vanguard Corporation stockholders’ equity	329,230	305,060
Non-controlling interest	—	254

Total stockholders’ equity	329,230	305,314

Total liabilities and stockholders’ equity	$593,587	$535,592

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2018, 2017 and 2016

(In thousands, except per share data)

(Unaudited)

	2018	2017	2016
Net sales	$454,272	$355,047	$312,113
Cost of sales	271,641	207,655	183,825

Gross profit	182,631	147,392	128,288
Operating expenses	143,610	120,598	107,748

Operating income	39,021	26,794	20,540
Change in fair value of derivative instrument	1,401	—	—
Interest expense, net	4,024	1,941	1,623

Income before provision for income taxes and loss on equity investments	33,596	24,853	18,917
Provision for income taxes	9,145	4,443	5,540

Income before loss on equity investments	24,451	20,410	13,377
Less net loss from equity method investments	389	49	353

Net income	24,062	20,361	13,024
Net loss (income) attributable to non-controlling interest	133	(87)	(236)

Net income attributable to American Vanguard	$24,195	$20,274	$12,788

Earnings per common share—basic	$0.83	$0.70	$0.44

Earnings per common share—assuming dilution	$0.81	$0.68	$0.44

Weighted average shares outstanding—basic	29,326	29,100	28,859

Weighted average shares outstanding—assuming dilution	30,048	29,703	29,394

ANALYSIS OF SALES

For the Three Years Ended December 31, 2018

(In thousands)

(Unaudited)

	2018	2017	2016
Net sales:
Insecticides	$150,595	$134,377	$119,226
Herbicides/soil fumigants/fungicides	183,350	124,529	123,540
Other, including plant growth regulators	58,360	42,503	29,438

Total crop:	392,305	301,409	272,204
Non-crop	61,967	53,638	39,909

Total net sales:	$454,272	$355,047	$312,113

Net Sales:
U.S.	$300,314	$256,142	$228,854
International	153,958	98,905	83,259

Total net sales:	$454,272	$355,047	$312,113

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2018, 2017 and 2016

(In thousands)

(Unaudited)

	2018	2017	2016
Increase cash
Cash flows from operating activities:
Net income	$24,062	$20,361	$13,024
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of fixed and intangible assets	18,891	16,959	16,327
Amortization of other long term assets and debt issuance costs	4,884	5,221	5,203
Amortization of discounted liabilities	359	110	16
Stock-based compensation	5,805	4,714	3,167
Excess tax benefit from share based compensation	—	—	(96)
(Decrease) increase in deferred income taxes	(561)	398	(151)
Operating loss from equity method investments	389	49	353
Changes in assets and liabilities associated with operations, net of business combinations:
(Increase) decrease in net receivables	(21,320)	754	(11,817)
(Increase) decrease in inventories	(31,440)	16,183	15,901
Decrease (increase) decrease in income tax receivable/payable, net	2,655	(12,073)	1,186
Decrease (increase) in prepaid expenses and other assets	186	647	(3,872)
Increase in accounts payable	9,097	3,322	9,015
Increase (decrease) in deferred revenue	5,468	10,726	(5,040)
Decrease in accrued program costs	(1,705)	(4,529)	(1,441)
(Decrease) increase in other payables	(5,424)	(3,841)	4,631

Net cash provided by operating activities	11,346	59,001	46,406

Cash flows from investing activities:
Capital expenditures	(8,050)	(6,666)	(10,630)
Investments	—	(950)	(3,283)
Acquisitions of businesses and intangible assets	(19,647)	(81,896)	(224)

Net cash used in investing activities	(27,697)	(89,512)	(14,137)

Cash flows from financing activities:
Payments under line of credit agreement	(117,325)	(103,975)	(107,600)
Borrowings under line of credit agreement	136,300	141,000	80,000
Debt issuance cost	—	(751)	—
Cash paid to acquire non-controlling interest	(73)	—	—
Payment on other long-term liabilities	—	(26)	(704)
Excess tax benefit from share based compensation	—	—	96
Net payment from the issuance of common stock (sale of stock under ESPP, exercise of stock options and shares purchased for tax withholding)	1,717	(713)	241
Treasury shares	(7,287)	—	—
Payment of cash dividends	(2,199)	(1,600)	(578)

Net cash provided by (used in) financing activities	11,133	33,935	(28,545)

Net (decrease) increase in cash and cash equivalents	(5,218)	3,424	3,724
Effect of exchange rate changes on cash and cash equivalents	49	44	(1,379)
Cash and cash equivalents at beginning of year	11,337	7,869	5,524

Cash and cash equivalents at end of year	$6,168	$11,337	$7,869

Supplemental cash flow information:
Cash paid during the year for:
Interest	$3,319	$1,500	$1,748

Income taxes, net	$8,449	$17,841	$4,947

Non-cash investing activities:
Consideration paid in January 2019 in connection with an asset acquisition completed in 2018	$3,530	$—	$—

RECONCILIATION OF NET INCOME TO EBITDA

For the three years ended December 31, 2018, 2017 and 2016

(Unaudited)

	2018	2017	2016
Net income attributable to American Vanguard	$24,195	$20,274	$12,788
Provision for income taxes	9,145	4,443	5,540
Interest expense, net	4,024	1,941	1,623
Depreciation and amortization	23,775	22,180	21,530

EBITDA[3]	$61,139	$48,838	$41,481

[3]

Earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.